SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported):
                       September 29, 2006


                           CADIZ INC.
     (Exact name of Registrant as specified in its charter)

                            DELAWARE
         (State or other jurisdiction of incorporation)

                0-12114                        77-0313235
        (Commission File Number)   (IRS Employer Identification No.)

777 South Figueroa Street, Suite 4250, Los Angeles 90017
(Address of principal executive offices)       (Zip Code)

Registrant's telephone number, including area code: (213) 271-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the
       Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the
       Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b)
       under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



ITEM 1.01.     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On September 29, 2006, Cadiz Inc. (the "Company") entered into Amendment No. 1 to the Credit Agreement dated June 26, 2006 between the Company and our wholly-owned subsidiary Cadiz Real Estate LLC, as borrowers, the lenders from time to time parties thereto, and Peloton Partners LLP, as Administrative Agent.

     This Amendment No. 1 provides certain technical corrections and clarifications to the Credit Agreement. The Amendment also revises the procedure by which the conversion prices applicable to the subject convertible loan are to be calculated in the event of a change in control of the company. Under the original Credit Agreement, in the event of a change in control of the company the conversion price was to be adjusted pursuant to a formula taking into account the amount of time that the loan has been outstanding and the value of the Company's stock at the time of the change of control. As modified by Amendment No. 1, in the event of a change in control of the company the conversion price is to be established pursuant to a specific schedule of prices which, similar to the previously applicable formula, takes into account the amount of time that the loan has been outstanding but, unlike the previously applicable formula, does not take into account the value of the Company's stock at the time of the change of control. Under the schedule of conversion prices as provided in Amendment No. 1, as in the original Credit Agreement, in no event shall the adjusted conversion price be less than $16.50 per share.


ITEM 5.02.     DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS;
               ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL
               OFFICERS

(b) & (d) Mr. Winston H. Hickox has been appointed to the
Company's Board of Directors effective October 2, 2006.

     Mr. Hickox recently completed a two year assignment as Senior Portfolio Manager with the California Public Employees' Retirement System (CalPERS) where he assisted with the design and implementation of a series of environmentally oriented investment initiatives in the Private Equity, Real Estate, Global Public Equities, and Corporate Governance segments of the fund's $211 billion investment portfolio.

     Prior to his assignment at CalPERS, Mr. Hickox served as Secretary of the California Environmental Protection Agency (CalEPA), a member of the Governor's cabinet responsible for a broad range of programs created to protect California's human and environmental health. During his tenure, Mr. Hickox contributed to the enactment of some of California's most important environmental legislation and the design and implementation of pioneering environmental policy.

     Mr. Hickox' environmental policy experience also includes two years as an alternate member of the California Coastal Commission; seven years as Special Assistant of Environmental Affairs for California Governor Edmund G. Brown, Jr.; twelve years on the board of the California League of Conservation Voters (CLCV), including a four-year term as Board President; and two years on the boards of Audubon California and Sustainable Conservation.

     Mr. Hickox is currently a partner at California Strategies, a public policy consulting firm, and is also serving as a member of the board of Thomas Properties Group, a publicly traded full service real estate investment firm. Additionally, Mr. Hickox is currently a member of the Sacramento County Employees' Retirement System board.

     Earlier in his professional career, Mr. Hickox was a partner and Managing Director with LaSalle Advisors, Ltd., a major force in the world's real estate capital markets, and a Managing Director with Alex Brown Kleinwort Benson Realty Advisors Corp. and served as head of the firm's Portfolio Management Group.

     Mr. Hickox was also appointed to the Company's Audit Committee to fill the vacancy created by the resignation, effective July 31, 2006, of Mr. Murray H. Hutchison as a member of such Committee. As previously reported by the Company, Mr. Hutchison tendered his resignation solely due to his service on the audit committee of a New York Stock Exchange listed company which prohibits members of its audit committee from serving on more than two other audit committees. Mr. Hutchison remains a member of the Company's Board of Directors and of its Compensation and Corporate Governance & Nominating committees.

     As also previously disclosed by the Company, as a result of Mr. Hutchison's resignation from the Audit Committee, the Company did not comply with the provisions of Nasdaq Rule 4350(d)(2)(A), which requires that the Company have and continue to have an audit committee comprised of at least three members. By appointing Mr. Hickox to the Audit Committee, the Company has satisfied the requirements of this rule within the time limits prescribed by Nasdaq Rule 4350(d)(4)(B), which required the Company to fill the vacant position on the audit Committee by the earlier of its next annual shareholder meeting or July 31, 2007.

     Mr. Hickox was also appointed as an additional member of the Company's Compensation Committee and the Company's Corporate
Governance & Nominating Committee.


ITEM 8.01.     OTHER EVENTS

     On October 3, 2006 the Company received written confirmation from the Nasdaq Listing Qualifications Department that, with the appointment of Winston Hickox to the Company's Board of Directors and Audit Committee, the Company has complied with Nasdaq Rule 4350(d)(2)(A), which requires that the Company have and continue to have an audit committee comprised of at least three members. See "Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers," above.


ITEM 9.01.     FINANCIAL STATEMENTS AND EXHIBITS

     EXHIBITS

     3.1 Amendment No. 1 dated September 29, 2006 to the $36,375,000 Credit Agreement among Cadiz Inc.
           and Cadiz Real Estate LLC, as Borrowers, the Several
           Lenders from time to time parties thereto and Peloton Partners LLP, as Administrative Agent, dated as of June 26, 2006.




                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Cadiz Inc.


                              By: /s/ O'Donnell Iselin II
                                  -------------------------------
                                  O'Donnell Iselin II
                                  Chief Financial Officer

Dated:  October 4, 2006